FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made as of this 2nd day of September, 1992 by and between Del Amo Business Plaza, Inc., a California corporation ("Landlord") as successor in interest to DABP Associates, a California Limited Partnership ("DABP"), and Dynamics Technology, Inc., a California corporation ("Tenant").

R E C I T A L S:

A. DABP's predecessor-in-interest, The Platt Corporation, as landlord entered into a lease dated as of April 4, 1984 with Tenant (the "Original Lease") whereunder Tenant leased space on the 2nd and 3rd floors of the building located at 21311 Hawthorne Boulevard (Building "R"), Torrance, California 90503 (the "Building").

B. The Original Lease has heretofore been modified and amended pursuant to (i) that certain Memorandum of Understanding dated April 4, 1984, (ii) that certain Settlement and Release Agreement dated June 20, 1985, (iii) that certain Amendment to Office Lease dated June 30, 1985, (iv) that certain Settlement and Release Agreement dated July 23, 1987, (v) that certain Second Amendment to Lease dated July 14,1989, (vi) that certain Third Amendment to Lease dated October 29, 1990, all by and between DABP (or its predecessor-in-interest) and Tenant (collectively, the "Prior Amendments"). The Original Lease and the Prior Amendments are collectively referred to as the "Lease".

C. Landlord succeeded to all of DABP's right, title and interest under the Lease.

D. Tenant desires to consolidate the demised premises and the New Premises into the premises located on the 1st and 3rd Floors of the Building.

E. Landlord and Tenant desire to extend the term of the Lease.

F. Landlord and Tenant desire to further amend the Lease as provided in this Fourth Amendment.

G. Unless otherwise defined herein, terms as used herein shall have the same meanings as defined in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1. Effective Date. The Effective Date is July 1, 1992.

2. Premises and Use.

(a) From and after the Effective Date, the Premises shall be the 11,414 rentable square feet (10,191 usable square feet) located on the 3rd floor of the Building and the 767 rentable square feet (685 usable square feet) located on the 1st floor of the Building, for a total of 12,181 rentable square feet (10,876 usable square feet). Landlord hereby agrees that Tenant shall have until December 31, 1992 to vacate the premises located on the 2nd floor of the Building. In the event that Tenant does not vacate such 2nd floor premises by December 31, 1992, Tenant shall pay rent for such 2nd floor premises at the rate set forth in this Fourth Amendment, subject to Delay of Substantial Completion of Premises due to Tenant Delays as defined in Paragraph 5.2 of the Work Letter attached to this Amendment as Exhibit "B".

(b) Tenant or any subtenant or assignee shall use the Premises for general office and lab use only. Any other use of the Premises is absolutely prohibited. Further, the use of the Premises is subject to the provisions of Paragraph 24 of this Amendment.

3. Base Monthly Rent Following the Effective Date. From and after the Effective Date, the base monthly rental for the Premises shall be as follows:

Month(s)	Base Monthly Rental	Base Annual Rental
1-66	$1.37557 per Rentable Square Foot within the Premises	$16.50684 per Rentable Square Foot within the Premises

Landlord hereby agrees to provide Tenant a credit in an amount equal to the amount of Base Monthly Rent paid by Tenant to Landlord with respect to the 767 rentable square feet on the first floor of the Building ("First Floor Premises") for the period of time from the Effective Date until (i) the date upon which the Tenant takes possession of or commences the operation of its business in the First Floor Premises, which Tenant agrees will be accomplished as soon as reasonably possible after the issuance of the Certificate of Occupancy or temporary Certificate of Occupancy for the First Floor Premises; and (ii) the date upon which the improvements in the First Floor Premises have been substantially completed as determined by Landlord's architect or space planner. At such time as the amount of the credit is determined, Tenant agrees to use the credit against next Base Monthly Rent due until the credit is fully extinguished.

4. Tenant's Percentage Share. From and after the Effective Date, Tenant's Percentage Share shall be ten point seven six three percent (10.763%), and Exhibit "A" attached to this Fourth Amendment shall be included with and attached to the Lease in order to properly reflect the space demised to Tenant on the 1st and 3rd floors of the Building.

5. Improvement Allowance. The Improvement Allowance for the Tenant Building Work on the Premises shall be $10.00 per usable square foot times 10,876 usable square feet for a Total Improvement Allowance of $108,760.00. The Tenant Building Work for the Premises shall be done in accordance with the procedures set forth in the Work Letter attached to this Fourth Amendment as Exhibit "B". Landlord shall pay all of PM Realty's construction administration fees with respect to the Tenant Building Work. Tenant may apply the unused portion of the Improvement Allowance toward the payment of base monthly rental. Landlord and Tenant shall submit the Tenant Building Work for bids to a minimum of two (2) union and two (2) non-union contractors (minimum of four (4) contractors) and will mutually agree on the selected contractor and bid.

6. Lease Term. The term of the Lease shall be five (5) years and six (6) months, commencing on the Effective Date.

7. Space Plan Allowance. Tenant shall receive from Landlord a space plan allowance (the "Space Plan Allowance") not to exceed $0.05 per usable square foot times 10,876 usable square feet, which Space Plan Allowance shall be used solely to reimburse Tenant in connection with Tenant's architect's measurement of the Premises. Tenant shall pay all of the architect's fees and costs prior to being reimbursed by Landlord. Tenant shall submit paid invoices and such other evidence of payment requested by Landlord to Landlord, for Landlord's review and approval, and Landlord shall reimburse Tenant for such expenses up to the amount of the Space Plan Allowance; provided Tenant is not in default under the Lease.

8. Base Taxes and Base Operating Costs. Upon the Effective Date, Paragraph 28 A. (3) is hereby deleted in its entirety and the following is substituted in its place:

> "(3) For purposes of this Lease, Base Taxes and Base Operating Costs shall be deemed to be such items incurred in calendar year 1993. Operating Costs, Base Taxes and Base Operating Costs shall be calculated assuming that the Building is one hundred percent (100%) occupied."

9. Controllable Operating Costs. From and after the Effective Date, Landlord hereby agrees that controllable Operating Costs which are negotiated between Landlord and third parties (excluding, without limitation, insurance, utilities and

property taxes) shall not increase by more than ten percent (10%) per annum cumulative and compounding.

10. Exclusion from Operating Costs. From and after the Effective Date and notwithstanding anything to the contrary in the definition of "Operating Costs" contained in Paragraph 28 A. (2) of the Lease, Operating Costs shall be defined to exclude:

(a) Any base rent under the ground lease;

(b) Capital expenditures required to comply with the Americans with Disabilities Act of 1990;

(c) Capital expenditures required by Landlord's failure to comply with laws enacted on or before the date the Building's Temporary Certificate of Occupancy is validly issued;

(d) Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is entitled to reimbursement for such costs from other tenants or occupants of one Project;

(e) Costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance proceeds;

(f) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(g) Leasing commissions, attorney's fees, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building;

(h) Costs (including in connection therewith all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising form claims, disputes in connection with potential or actual claims, litigation or arbitrations pertaining to the Landlord and/or the Building and/or the Project, but only to the extent that such efforts by Landlord do not serve to benefit or preserve benefits enjoyed by Tenant in common with other tenants of the Building;

(i) Expenses in connection with services or other benefits either which are not available to Tenant in common with other tenants or occupants of the Building without additional cost or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building;

(j) Costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building;

(k) Tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments and/or to file any Property Tax or informational returns when due, so long as the same is not caused in whole or in part by Tenant's default hereunder;

(l) Principal payments, interest, points, fees on debt or amortization on any mortgage or mortgagees or any other financing liens encumbering the Building or the land;

(m) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord in the Project, but only to the extent that consumers rather than Landlord are charged for such services rendered and the initial annual cost of any such service not provided within the Base Year shall be subsequently added to the Base Year;

(n) All items and services for which Tenant or any other tenant in the Building reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(o) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building;

(p) Costs arising from Landlord's charitable or political contributions;

(q) Electric power costs for which any tenant directly contracts with a local utility or service; and

(r) Capital costs incurred in connection with upgrading the Building to comply with seismic, handicap, life, fire and safety codes except such compliance that is required by virtue of Tenant's operation in the Premises or of the nature of Tenant's business or of Tenant's identity;

(s) Capital costs arising from the presence or removal of Hazardous Materials in or under the Building or Project including, without limitation, asbestos in the Building or Hazardous Materials in the ground water or soil;

(t) Cost of repairs to the Building or the Tenant Improvements constructed in the Premises to the extent such costs are paid or reimbursed pursuant to warranties;

(u) Overhead costs for which Landlord (as the Building manager) has been compensated as a management fee;

(v) Overhead and profit increments paid to Landlord or to subsidiaries or affiliates of Landlord for goods or services in the Building to the extent the same exceeds the costs of such services rendered by unaffiliated third parties on the competitive basis of cost and quality.

11. Increases in Real Property Taxes as a Result of a Sale. Notwithstanding any contrary provision of the Lease, during the sixty-six (66) month Lease Term, Tenant shall not pay for any increase (as defined by applicable laws and regulations) in real property taxes as the result of a sale or transfer of the Building or any transfer as defined in Section 61 of the California Revenue and Taxation Code which occurs during the sixty-six (66) month Lease Term to the extent such increase is in excess of the level of real property taxes which would have been charged as of the date immediately prior to such sale had the Building at such time been properly assessed by the county assessor as of such prior date.

12. Tenant's Subleasing Rights. Notwithstanding the provisions of Paragraph 4 of this Lease to the contrary, Tenant shall have the right to sublet or assign all or part of the Premises provided that Tenant first obtains Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Tenant hereby agrees to use Landlord's sublease or assignment form. Landlord shall be entitled to receive fifty percent (50%) of the Assignment and Subletting Excess. The parties agree that Assignment and Subletting Excess shall mean the difference between the stated rent under the Lease and the rent or assignment consideration paid to Tenant by the assignee or subtenant, after appropriate adjustments to assure that all other payments required under this Lease with respect to the area sublet or assigned are taken into account, and after deducting from such excess, Tenant's actual and commercially reasonable brokerage fees and attorneys' fees and expenses required to be paid and in fact paid with respect to the assignment and sublease, Tenant's out-of-pocket cost of altering or retrofitting the portion of the Premises required to be so altered or retrofit under such assignment or subletting, the unamortized cost of Tenant's leasehold improvements attributable to the Premises or the sublet portion to the extent paid by Tenant, and any takeover obligations of other space. Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord's consent, and without extending any rights of Landlord to receive any additional consideration, to any corporation which controls, is controlled by or is under common control of Tenant. No assignment or subletting shall release Tenant of Tenant's obligations under this Lease unless agreed to in writing by Landlord. Landlord shall not unreasonably withhold approval of any proposed assignment or sublease; provided however, Landlord

shall not be deemed unreasonable if Landlord is unable to obtain approval of its ground landlord to any such assignment or sublease.

13. Non-Disturbance Agreement. Landlord hereby agrees to obtain a commercially reasonable non-disturbance agreement from the ground lessor.

14. Security Deposit. Upon the Effective Date, the Security Deposit is hereby adjusted to be the sum of $14,008.15. The existing Security Deposit is $31,500.00. The excess Security Deposit of 17,491.85 shall be credited toward Tenant's next Base Monthly Rental due until the credit is fully extinguished.

15. Parking. Upon the Effective Date, Landlord shall provide Tenant with four (4) unreserved parking privileges per 1,000 usable square feet of the Premises. Rent for such parking privileges shall be at no charge for the sixty-six month Lease Term and any extension thereof. Landlord shall offer to Tenant reserved parking adjacent to the Building prior to offering such reserved parking to other tenants.

16. Building Directory and Suite Identification. Landlord shall provide Tenant, at no cost to Tenant, with identification of the Tenant on the Building directory, but in no event shall Tenant's identification exceed three (3) lines on the directory board. Following such initial listing of Tenant's personnel, Tenant shall pay for all changes or additions to the identification of Tenant's personnel in the Building directory at the reasonable cost then being charged to the other tenants of the Building by Landlord. All listings on the Building directory shall be consistent with the Building standards. Landlord shall also provide Tenant, at no cost to Tenant, with suite identification (including Tenant's logo) which is consistent with the Building standards.

17. Monument Sign. Tenant may, at Tenant's sole cost and expense, transfer the monument sign to any permitted assignee, subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed.

18. Paragraph 39. Paragraph 39 of the Lease and Paragraph 7 of the Second Amendment of Lease are hereby deleted in their entirety.

19. Options to Extend.

(a) Landlord hereby grants to Tenant two (2) options to extend the initial sixty-six (66) month Term of this Lease for a period of five (5) years each ("Option Terms"). The options must be exercised, if at all, by written notice ("Option Notice") delivered by Tenant to Landlord not later than six (6) months prior to the end of the then current term of this Lease,

Such Option shall be deemed to be properly exercised if, as of the date of the Option Notice and at the end of the then current term of this Lease, Tenant is not in default under this Lease and Tenant is in physical occupancy of the Premises. Provided Tenant has properly and timely exercised the option, the then current term of this Lease shall be extended by an Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the base annual rental shall be modified as set forth in Paragraph 18(b) below.

(b) The base annual rental payable for each Option Term shall be equal to ninety-five percent (95%) of the then prevailing market rental rate for non-renewal tenants.

(c) Upon the commencement of each Option Term, Landlord hereby agrees to repaint and recarpet the Premises.

20. Paragraph 40. Paragraph 40 of the Lease is hereby deleted in its entirety.

21. Right of First Offer. Landlord hereby grants Tenant the continuing right ("First Right") to Lease, after the Effective Date, any space which may become available on the second (2nd) floor of the Building ("First Right Space"), provided Tenant is not in default under this Lease and Tenant is in physical occupancy of the Premises. Landlord shall give Tenant written notice of any First Right Space becoming available and the basic economic terms, including but not limited to the Landlord's determination of the basic monthly rental (collectively, the "Economic Terms"), upon which Landlord is willing to lease such space to Tenant or to a third party. Within ten (10) business days after receipt of such notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to: (i) lease such First Right Space upon such Economic Terms and the same non-Economic Terms as set forth in the Lease; (ii) refuse to lease such First Right Space, specifying that such refusal is not based upon said Economic Terms, but upon Tenant's lack of need for such First Right Space; in which event, Landlord may lease such First Right Space upon any terms it deems appropriate; or (iii) refuse to lease the First Right Space, specifying that such refusal is based upon said Economic Terms, in which event, Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease such First Right Space. In the event that Tenant does not so respond in writing to Landlord's notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect either to (x) lease such First Right Space to Tenant upon such revised Economic Terms, and the same other non-Economic Terms as set forth in this Lease; or (y) lease the First Right Space to any third party upon terms which are not materially more favorable to said party than those Economic Terms

proposed by Tenant. Tenant's First Right shall be personal to the original Tenant, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant. Notwithstanding anything to the contrary contained herein, upon a refusal by Tenant to lease any First Right Space offered to Tenant as provided for above, Tenant shall no longer have any right to lease such space until the then existing occupant vacates such space.

22. Heating, Ventilating and Air Conditioning. Provided that Tenant is not in default under this Lease, Landlord shall provide heat, ventilation and air conditioning in the Premises, Monday through Friday from 6:00 a.m. to 10:00 p.m. and Saturday and Sunday 8:00 a.m. to 3:00 p.m. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to operate and maintain, at Tenant's sole cost and expense, a 24 hour HVAC system for its computer terminals. Any and all 24 hour HVAC systems shall be metered and billed separately. Landlord shall charge Tenant the actual cost for any after hour HVAC usage.

23. Access. Tenant shall have twenty-four (24) hour access, seven (7) days per week, to the Building.

24. Hazardous Substances. Tenant will not generate, store or dispose of any hazardous substances in the Premises. For this purpose, "hazardous substances" shall have the meaning attributed to it in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and regulations adopted pursuant to said Act and any other comparable federal, state or local statute, order, rule or regulation, including but not limited to statutes, orders, rules or regulations relating to asbestos, polychlorinated biphenyls, petroleum products, flammable explosives and radioactive materials. Tenant hereby indemnifies Landlord and agrees to hold Landlord harmless from and against any and all loss, damage, cost and expense relating to or resulting from the generation, storage or disposition by Tenant or any of its agents, employees, contractors or invitees of any hazardous substances in or about the Premises.

25. Conflicts. To the extent the provisions contained in this Fourth Amendment conflict with the provisions contained in the Lease, the provisions of this Fourth Amendment shall be controlling.

26. No Other Changes. In all other respects, the terms and conditions of the Lease are hereby affirmed by the

parties, and any provisions of the Lease not inconsistent with the modifications set forth herein shall remain in full force and effect.

LANDLORD:

Del Amo Business Plaza, Inc., a California corporation

By: ______________________

John P. McDonough, President

TENANT:

Dynamics Technology, Inc., a California corporation

By: ______________________

Dana E. Eurich, Chief Financial Officer

161 :DU.2
09/02/92 10:11am

DYNAMICS TECHNOLOGY
7 11 Hawthorne Boulevard
Suite #105

767 RSF
685 USF


SUITE #105
COURT

DYNAMICS TECHNOLOGY
21311 Hawthorne Boulevard
Suite #300

11,414 RSF
10,191 USF



EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Paragraphs of "this Lease" shall mean the relevant portion of the Amendment to which this Tenant Work Letter is attached as Exhibit "B" or the Lease, as the case may be, and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Paragraphs of "this Tenant Work Letter" shall mean the relevant portion of this Tenant Work Letter.

1. Construction Drawings for the Premises. Landlord shall construct the improvements in the Premises (the "Tenant Improvements") pursuant to those certain space plans designed by Howard Lake and approved by Tenant (collectively, the "Approved Drawings"). Tenant shall make no changes or modifications to the Approved Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would directly or indirectly delay the "Substantial Completion," as that term is defined in Paragraph 5.1 of this Tenant Work Letter, of the Premises. The working drawings, and the mechanical and electrical drawings shall be completed by the building space planner and mechanical and electrical engineering firms selected by Landlord, pursuant to the schedule set forth in Paragraph 4 of this Work Letter. In the event that the final working drawings as approved by Tenant and priced by the approved contractor is greater than the Allowance (as defined in Paragraph 2) then Tenant shall be responsible for such excess.

2. Allowance; Over-Allowance Amount. Tenant shall receive from Landlord an allowance (the "Allowance") of Ten Dollars ($10.00) per usable square foot times 10,876 usable square feet. Landlord shall pay all of PM Realty's construction administration fees with respect to the construction of the Tenant Improvements. Upon Tenant's and Landlord's agreement on the selection of the contractor and bid amount, Tenant shall elect to either (i) deliver to Landlord cash in an amount equal to cost of the work in excess of the Allowance (the "Over-Allowance Amount") or (ii) reduce the amount of the credits due to Tenant, pursuant to Paragraphs 3 or 14 of the Amendment, in an amount equal to the Over-Allowance Amount. In the event that Tenant elects to reduce the amount of the credits due to Tenant (pursuant to Paragraphs 3 or 14 of the Amendment) and such credits due to Tenant are less than the Over-Allowance Amount, then Tenant shall deliver to Landlord cash in an amount equal to such difference. The Over-

Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord's contribution to the construction of the Tenant Improvements. In the event that after Tenant's execution of this Lease, there are any revisions, changes, or substitutions made to the Approved Drawings or the Tenant Improvements, and there are additional costs in excess of the Allowance which arise in connection with such revisions, changes or substitutions, then Tenant shall elect to either (i) deliver to Landlord cash in an amount equal to cost of the work in excess of the Allowance or (ii) reduce the amount of the credits due to Tenant, pursuant to Paragraphs 3 or 14 of the Amendment, in an amount equal to such excess.

3. Contractor's Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the "Contractor") relating to the Tenant Improvements, and provided that Tenant selects a contractor submitted by Tenant, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4. Schedule. Preparation and approval of the working drawings and the work cost estimate shall proceed as indicated below and each action shall be completed on or before the date herein specified:

Action	Responsibility	Due Date
(a) Delivery to Tenant of Working Drawings for Tenant's review and approval	Landlord	Ten (10) business days after the execution of the Fourth Amendment
(b) Approval of the Working Drawings with any changes shown in detail	Tenant	Three (3) business days after Landlord's delivery of the Working Drawings, excluding the period from 9/9/92 through 9/15/92
(c) Delivery to Tenant of the Work Cost Estimate from the four (4) approved contractors (two (2) selected by Tenant and two (2) selected by Landlord)	Landlord	Ten (10) business days after Tenant's approval of the Working Drawings

Action	Responsibility	Due Date
(d) Approval of the Work Cost Estimate and selection of the contractor	Tenant	Three (3) business days after Landlord's delivery of the Work Cost Estimate, excluding the period from 9/9/92 through 9/15/92

5. Completion of the Tenant Improvements.

5.1 Ready for Occupancy. The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Premises. For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Drawings and (ii) the issuance of a certificate of occupancy or temporary certificate of occupancy for the Premises, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2 Delay of the Substantial Completion of the Premises. Tenant Delays are defined as a delay or delays in the Substantial Completion of the Premises, as a direct, indirect, partial, or total result of:

5.2.1 Tenant's failure to approve any matter requiring Tenant's approval within the time period set forth in Paragraph 4 of this Work Letter;

5.2.2 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3 Tenant's request for changes in the Approved Drawings;

5.2.4 Tenant's requirement for materials, components, finishes and improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, and not included in, Landlord's standard improvement package items for the Building; or

5.2.5 Changes to the base, shell and core work of the Building required by the Approved Drawings.

Notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter, in the event that Substantial Completion of the Premises is not obtained on or before December 31, 1992 due to Tenant Delays as defined in Paragraph 5.2 hereof, then Landlord shall provide to Tenant a reasonably particularized statement of the net number of days of Tenant Delays, and Tenant shall pay to Landlord rent on the Second Floor Premises, as set forth in Paragraph 2(a) of the Amendment, for the period of time equal to the lesser of (i) the number of days from December 31, 1992 until the actual date of Substantial Completion of the Premises, or (ii) the number of days of Tenant Delay. However, in the event the Substantial Completion of the Premises is not obtained prior to December 15, 1992, due to delays that are not Tenant delays as defined in Paragraph 5.2 hereof, Tenant will continue to occupy space on the 2nd floor free of charge until such time as the space is "Ready for Occupancy" as defined in Paragraph 5.1 hereof and is reasonably possible to move after the issuance of the Certificate of Occupancy.

6. Tenant's Entry Into the Premises Prior to Substantial Completion.

6.1 Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's date and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Paragraph 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Paragraph 6.1.

6.2 Tenant's Representative. Tenant has designated Christine Gray as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord's Representative. Landlord has designated James Nebel as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of

days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.5 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in 19 of the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Paragraph 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

LANDLORD:

Del Amo Business Plaza, Inc.,
a California corporation

By: ______________________
John P. McDonough, President

TENANT:

Dynamics Technology,
a California corporation

By: ______________________
Dana E. Eurich, Chief Financial Officer